Exhibit (a)(1)(A)

SMART BALANCE, INC.

FEBRUARY 18, 2011

OFFER TO EXCHANGE
CERTAIN STOCK OPTIONS FOR
REPLACEMENT OPTIONS

This offer to exchange and your withdrawal rights will expire at
5:30 p.m., Eastern Time, on March 23, 2011, unless extended.

Smart Balance, Inc., a Delaware corporation (“us,” “we,” or the  “Company” ), by this Offer to Exchange Certain Stock Options for Replacement Options (the “Exchange Offer” ), is offering to our Eligible Employees the opportunity to voluntarily exchange Eligible Options for the grant of fewer stock options with lower exercise prices.

You are an “Eligible Employee” if you are:

•
An employee of the Company or our subsidiary on February 18, 2011, the date this Exchange Offer commenced, and remain employed through the date this Exchange Offer expires, which is expected to be March 23, 2011;

•	Eligible to participate in the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Stock Plan” ); and

•	Not an executive officer or a member of our board of directors.

If you are an Eligible Employee and any of your Company stock options meet the following criteria, then they are “Eligible Options” that you may elect to exchange in the Exchange Offer:

•
The exercise price of the stock options is greater than or equal to $6.90, which is the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer);

•	The stock options were granted on or prior to December 30, 2008; and

•	The stock options were granted under either the Stock Plan or the Amended and Restated Smart Balance, Inc. Inducement Award Plan.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you are an Eligible Employee who surrenders all of your Eligible Options for exchange in this Exchange Offer, and if we accept your surrendered Eligible Options, you will receive replacement stock options (“Replacement Options”) that will have substantially the same terms and conditions as your Eligible Options, except that:

•
You will receive for your Eligible Options a fewer number of Replacement Options. The number of Replacement Options you will receive for your Eligible Options will be determined using an exchange ratio designed to result in the fair value, using standard valuation techniques, of the Replacement Options being approximately equal to the fair value of your Eligible Options.

•
The exercise price per share for all the Replacement Options will be equal to the closing price of our common stock on the date the Replacement Options are granted (i.e, the last day of the Exchange Offer) as reported on the NASDAQ Global Select Market. The Company anticipates that the exercise price for the Replacement Options will be lower than the exercise price of the Eligible Options that will be surrendered for exchange.

i

•
All Replacement Options issued in exchange for your Eligible Options will be subject to a four-year vesting period, even if all or a portion of your Eligible Options is already vested. Under this vesting schedule, 25% of the Replacement Options will vest each year on the anniversary of the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) so long as you remain employed on such vesting date. In addition, each Replacement Option will continue to vest upon death, Disability, or a Change in Control under the terms of the Stock Plan and the new award agreement.

•
Each Replacement Option will have the same remaining term as the Eligible Option for which it is exchanged. Each Eligible Option had a term of ten years from the date of grant. Each Replacement Option will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such Replacement Option expires earlier upon a termination of employment.

•	The Replacement Options will be subject to the terms and conditions of the Stock Plan and your new award agreement.

Participation in the Exchange Offer is completely voluntary. If you choose to participate, you must exchange all of your Eligible Options and cannot decide to participate on a grant-by-grant basis. Eligible Options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires (currently expected to be March 23, 2011) and the Replacement Options will be granted as of the same day. If you choose not to surrender in the Exchange Offer all of your Eligible Options, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Exchange Offer.

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “SMBL.” On February 15, 2011, the closing price of Smart Balance, Inc. common stock on the NASDAQ Global Select Market was $4.15 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the Replacement Options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Employees participating.

If you wish to surrender your Eligible Options for exchange in the Exchange Offer, you must notify Patti Rooney, Manager, Corporate Support & Human Resources, of your election to exchange your Eligible Options before the Exchange Offer expires by completing and returning the election form included in the materials mailed to you with this Offer to Exchange document by delivering the complete election including the attached Schedule A to Patti Rooney’s attention at Smart Balance, Inc. 115 West Century Road, Suite 260, Paramus, New Jersey 07652 according to the instructions contained in the materials.  Such election form must be received by Patti Rooney before the expiration deadline of 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended). If you have any questions about the Exchange Offer or have requests for assistance (including requests for additional copies of this Exchange Offer document, the election form or other documents relating to the Exchange Offer), you may contact Patti Rooney at 201-421-3933 or by email at prooney@smartbalance.com.

IMPORTANT

Although our board of directors and the compensation committee of the board of directors have approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer — Section 6, Conditions of the Exchange Offer. Neither we nor our board of directors nor the compensation committee of the board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options for Replacement Options in the Exchange Offer. You must make your own decision on whether to surrender your Eligible Options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

No.	Question	Page

Q1	Why is the Company making the Exchange Offer?	2
Q2	Who is eligible to participate in the Exchange Offer?	2
Q3	Which stock options are eligible for exchange in the Exchange Offer?	2
Q4	Are there any differences between the Replacement Options and the Eligible Options that may be surrendered in the Exchange Offer?	2
Q5	What are the conditions of the Exchange Offer?	3
Q6	What will be the exercise price per share of the Replacement Options?	3
Q7	If I elect to participate and my surrendered Eligible Options are accepted, when will I receive my Replacement Options?	3
Q8	When will the Replacement Options vest?	3
Q9	What if I elect to participate in the Exchange Offer and then leave the Company before the date the Replacement Options are granted?	4
Q10	What if I elect to participate in the Exchange Offer and then leave the Company after the Replacement Options are granted?	4
Q11	Would I be able to exchange only a portion of my Eligible Options?	4
Q12	If I elect to participate and my surrendered Eligible Options are accepted, how many Replacement Options will I receive in exchange?	4
Q13	Why isn’t the exchange ratio simply one-for-one?	5
Q14	When will my Replacement Options expire?	5
Q15	Must I participate in the Exchange Offer?	6
Q16	How should I decide whether to exchange my Eligible Options for Replacement Options?	6
Q17	How do I find out how many Eligible Options I have and what their exercise prices are?	6
Q18	What if I am on an authorized leave of absence?	6
Q19	Will I owe taxes if I participate in the Exchange Offer?	6
Q20	What happens if, after the grant date of the Replacement Options, my Replacement Options end up being underwater again?	6
Q21	What happens if I choose not to surrender my Eligible Options or they are not accepted for exchange in the Exchange Offer?	6
Q22	If I surrender Eligible Options in the Exchange Offer, will I be required to give up all of my rights under the surrendered Eligible Options?	6
Q23	How long do I have to decide whether to participate in the Exchange Offer?	6
Q24	How do I participate in the Exchange Offer?	7
Q25	When and how can I withdraw previously surrendered Eligible Options?	7
Q26	How will I know if my election form or my withdrawal form has been received?	7
Q27	What will happen if I do not submit my election form by the deadline?	7
Q28	What if I have questions regarding the Exchange Offer, or if I need additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	7

Q1	Why is the Company making the Exchange Offer?

The Company believes that providing employees with an opportunity to increase their ownership of common stock in the Company will better align their interests with those of our stockholders, promoting the long-term growth and financial success of the Company. However, due to the significant decline of our stock price as the result of the recent global financial and economic crisis and other reasons, many of which were beyond management’s control, nearly 100% of our outstanding stock options are underwater. Moreover, a substantial number of our outstanding options also have additional vesting conditions tied to achieving a stock price of $16.75 and $20.25. Accordingly, many employees believe their options are of little or no value. Our board of directors and the compensation committee of our board of directors have determined that, because they are significantly underwater, for many of our employees, their stock options are ineffective at providing the incentives and the retention value that our board of directors and the compensation committee of our board of directors believe are necessary to motivate our employees to increase long-term stockholder value.  The Company is making this Exchange Offer because we want to restore the important retentive and incentive value of our stock options.

See Section 2, Purpose of the Exchange Offer, for more information.

Q2	Who is eligible to participate in the Exchange Offer?

Generally, our employees and employees of our subsidiary (other than our directors and executive officers) who hold Eligible Options are eligible to participate in the Exchange Offer. Directors, executive officers and consultants of the Company are not eligible to participate in the Exchange Offer.

See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q3	Which stock options are eligible for exchange in the Exchange Offer?

Only stock options that (1) were granted on or before December 30, 2008 and (2) have an exercise price that is greater than or equal to $6.90 (the highest trading price over the 52-week period ending immediately prior to the commencement of the Exchange Offer) are eligible for exchange as part of the Exchange Offer. Eligible stock options may have been granted under either the Stock Plan or the Inducement Plan.

See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q4	Are there any differences between the Replacement Options and the Eligible Options that may be surrendered in the Exchange Offer?

Yes. If you choose to participate in the Exchange Offer and surrender all of your Eligible Options for exchange, and if we accept your surrendered Eligible Options, you will receive Replacement Options that will have substantially the same terms and conditions as your Eligible Options, except that:

•
You will receive for your Eligible Options a fewer number of Replacement Options. The number of Replacement Options you will receive for your Eligible Options will be determined using an exchange ratio designed to result in the fair value, using standard valuation techniques, of the Replacement Options being approximately equal to the fair value of your Eligible Options.

•
The exercise price per share for all the Replacement Options will be equal to the closing price of our common stock on the date the Replacement Options are granted (i.e, the last day of the Exchange Offer) as reported on the NASDAQ Global Select Market. The Company anticipates that the exercise price for the Replacement Options will be lower than the exercise price of the Eligible Options that your surrender for those Replacement Options.

•
All Replacement Options issued in exchange for your Eligible Options will be subject to a four-year vesting period, even if all or a portion of your Eligible Options is already vested. Under this vesting schedule, 25% of the Replacement Options will vest each year on the anniversary of the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) so long as you remain employed on such vesting date. In addition, each Replacement Option will continue to vest upon death, Disability, or a Change in Control under the terms of the Stock Plan and the new award agreement.

•
Each Replacement Option will have the same remaining term as the Eligible Option for which it is exchanged. Each Eligible Option had a term of ten years from the date of grant. Each Replacement Option will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such Replacement Option expires earlier upon a termination of employment.

•	The Replacement Options will be subject to the terms and conditions of the Stock Plan and your new award agreement.

See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q5	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Employees participating. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q6	What will be the exercise price per share of the Replacement Options?

All Replacement Options issued in exchange for Eligible Options will have an exercise price equal to the closing price of our common stock on the last day of the Exchange Offer, expected to be March 23, 2011, as reported by the NASDAQ Global Select Market.

Q7	If I elect to participate and my Eligible Options are accepted, when will I receive my Replacement Options?

We will cancel all properly surrendered Eligible Options on the same day that the Exchange Offer expires. The grant date of the Replacement Options will be that same day. The scheduled expiration date of the Exchange Offer is March 23, 2011, and we therefore expect to accept and cancel all properly surrendered Eligible Options, and grant the Replacement Options on March 23, 2011. If the expiration date of the Exchange Offer is extended, then the cancellation date and the grant date of the Replacement Options will be similarly extended. New award agreements governing the terms of the Replacement Options will be delivered to you as soon as reasonably practicable following the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) for your review and signature.

See Section 3, Procedures for Surrendering Eligible Options.

Q8	When will the Replacement Options vest?

Should you elect to participate in the Exchange Offer, your Eligible Options will be exchanged for Replacement Options that will be subject to a new four-year vesting schedule. All Replacement Options granted in the Exchange Offer will vest annually in four equal annual installments, on each anniversary of the grant date of the Replacement Options (the date the Exchange Offer expires) so long as you remain employed on such vesting date. Below is an example that assumes the Exchange Offer expires on March 23, 2011 and therefore, the grant date of the Replacement Options is that day:

Original Grant Date of Eligible	Current Vested Percent (as of	Original Vesting Date of Eligible Options	Current Vested Percent of Replacement Options on Date of Grant (assumed to be March 23,	First Vesting Date of Replacement Options	Final Vesting Date of Replacement Options
Stock Options	February 18, 2011)	(100% Vested)	2011)	(25% Vested)	(100% Vested)

Time-Based Stock Options

May 21, 2007	75%	May 21, 2011	0%	March 23, 2012	March 23, 2015

Dec. 1, 2008	50%	Dec. 1, 2012	0%	March 23, 2012	March 23, 2015

Performance-Based Stock Options

May 21, 2007		*	0%	March 23, 2012	March 23, 2015

* Currently, 50% of the performance-based stock options vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of these options vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days. The Replacement Options issued in exchange for the performance-based stock options will vest in four equal annual installments, without any vesting condition tied to share price.

Q9	What if I elect to participate in the Exchange Offer and then leave the Company before the completion of the Exchange Offer?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the completion of the Exchange Offer, your exchange election will be cancelled and you will not receive Replacement Options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing award agreement and the stock plan under which they were granted.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of the Company or any subsidiary of the Company. The terms of your employment with us remain “at will” and unchanged.

Q10	What if I elect to participate in the Exchange Offer and then leave the Company after the Replacement Options are granted?

If you elect to participate in the Exchange Offer and surrender your Eligible Options for exchange, and if we accept your surrendered Eligible Options, your Replacement Options will be granted on the date the Exchange Offer expires. If your employment terminates for any reason after that time, the terms and conditions of any Replacement Options granted in the Exchange Offer will apply in accordance with the Stock Plan and your new award agreement. You will be required to be employed by the Company on each vesting date to receive vesting associated with that date, which generally, is no different than what currently exists.  If you are not employed by the Company at such times, you would generally not receive associated vesting of your Replacement Options.  Your Replacement Options will continue to vest upon your death, Disability or a Change in Control in accordance with the terms of the Stock Plan and your new award agreement.

Q11	Would I be able to exchange only a portion of my Eligible Options?

No.  If you elect to participate in the Exchange Offer, you must exchange all of your Eligible Options. You may not to elect to participate on a grant-by-grant basis and no partial exchanges of a stock option grant will be permitted. If you attempt to exchange a portion but not all of your Eligible Options, your election form will be rejected.

Options that are not eligible for this Exchange Offer will be unaffected by your participation in this Exchange Offer.

Q12	If I elect to participate and my surrendered Eligible Options are accepted, how many Replacement Options will I receive in exchange?

The number of Replacement Options that you receive will depend on the exercise price(s) of your surrendered Eligible Options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in a fair value of the Replacement Options that is approximately equal to the fair value of the stock options that are surrendered. The Company used a standard valuation model to determine the actual exchange ratios.

Note that the exchange ratios apply to each of your eligible stock option grants separately. This means that if you received more than one stock option grant, provided each grant is eligible for participation in the Exchange Offer, such grants maybe subject to different exchange ratios.

		Remaining	Eligbile Options	Exercise	Exchange Ratio
Stock Option Type	Grant Date	Term	Outstanding	Price	(Eligible to Replacement Options)
Time-Vested Stock Options	5/21/2007	6.27	240,000	$9.85	1.9908 to 1
	6/7/2007	6.31	165,000	$10.19	2.0476 to 1
	7/2/2007	6.38	57,500	$10.00	1.9917 to 1
	7/16/2007	6.42	50,000	$9.90	1.9626 to 1
	8/1/2007	6.46	25,000	$9.75	1.9240 to 1
	8/14/2007	6.50	50,000	$9.00	1.7775 to 1
	8/27/2007	6.53	50,000	$9.50	1.8614 to 1
	8/29/2007	6.54	25,000	$9.35	1.8328 to 1
	9/4/2007	6.55	57,500	$9.46	1.8499 to 1
	11/19/2007	6.76	12,500	$11.52	2.1791 to 1
	12/3/2007	6.80	62,500	$12.28	2.3109 to 1
	12/17/2007	6.84	25,000	$11.51	2.1546 to 1
	1/2/2008	6.88	12,500	$11.01	2.0528 to 1
	1/7/2008	6.89	62,500	$9.58	1.8026 to 1
	1/21/2008	6.93	62,500	$9.66	1.8085 to 1
	3/3/2008	7.05	37,500	$7.99	1.5248 to 1
	4/1/2008	7.13	350,000	$8.31	1.5634 to 1
	4/16/2008	7.17	25,000	$7.75	1.4752 to 1
	10/21/2008	7.68	25,000	$6.95	1.3194 to 1
	10/31/2008	7.71	50,000	$7.16	1.3444 to 1
Price-Vested Stock Options @ $16.75	5/21/2007	6.27	62,500	$9.85	1.8008 to 1
	6/7/2007	6.31	82,500	$10.19	1.8493 to 1
	7/2/2007	6.38	25,000	$10.00	1.8184 to 1
	7/16/2007	6.42	25,000	$9.90	1.7812 to 1
	8/27/2007	6.53	25,000	$9.50	1.6945 to 1
	8/29/2007	6.54	12,500	$9.35	1.6829 to 1
	9/4/2007	6.55	25,000	$9.46	1.6786 to 1
	12/3/2007	6.80	31,250	$12.28	2.3340 to 1
	1/2/2008	6.88	6,250	$11.01	1.9866 to 1
	1/7/2008	6.89	31,250	$9.58	1.6924 to 1
	1/21/2008	6.93	31,250	$9.66	1.6809 to 1
	3/3/2008	7.05	18,750	$7.99	1.4202 to 1
	4/1/2008	7.13	175,000	$8.31	1.4547 to 1
	10/31/2008	7.71	25,000	$7.16	1.2748 to 1
Price-Vested Stock Options @ $20.25	5/21/2007	6.27	62,500	$9.85	1.7599 to 1
	6/7/2007	6.31	82,500	$10.19	1.7632 to 1
	7/2/2007	6.38	25,000	$10.00	1.7395 to 1
	7/16/2007	6.42	25,000	$9.90	1.7137 to 1
	8/27/2007	6.53	25,000	$9.50	1.6517 to 1
	8/29/2007	6.54	12,500	$9.35	1.6160 to 1
	9/4/2007	6.55	25,000	$9.46	1.6481 to 1
	12/3/2007	6.80	31,250	$12.28	2.0206 to 1
	1/2/2008	6.88	6,250	$11.01	1.8158 to 1
	1/7/2008	6.89	31,250	$9.58	1.6186 to 1
	1/21/2008	6.93	31,250	$9.66	1.5988 to 1
	3/3/2008	7.05	18,750	$7.99	1.4253 to 1
	4/1/2008	7.13	175,000	$8.31	1.4763 to 1
	10/31/2008	7.71	25,000	$7.16	1.2842 to 1

Note: Exchange ratios are rounded to the fourth decimal for disclosure purposes only. The resulting number of Replacement Options are rounded to the nearest whole number.

See Section 8. Source and Amount of Consideration; Terms of Replacement Options for more information.

Q13	Why isn’t the exchange ratio simply one-for-one?

As noted above, the Exchange Offer is structured as a value-for-value exchange. An outstanding option that has a higher exercise price generally will have less value than a similar option with a lower exercise price. Because of this, more underwater options are required to be forfeited to equal the value of a Replacement Option with a lower exercise price. This is true for options that have price appreciation vesting conditions as well. If the ratio were set at one-for-one, this Exchange Offer would not be a value-for-value exchange and it would result in a significant expense for the Company, which we do not believe is in the best interest of the Company or our stockholders.

Q14	When will my Replacement Options expire?

Each Replacement Option will have the same remaining term as the Eligible Option for which it is exchanged. Each Eligible Option had a term of ten years from the date of grant. Each Replacement Option will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such Replacement Option expires earlier upon a termination of employment in accordance with the terms of the Stock Plan and the new award agreement.

Q15	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to surrender your Eligible Options in the Exchange Offer, you will continue to hold all of your Eligible Options on the same terms and conditions and pursuant to the stock option plans and the award agreement under which they were originally granted and you will not receive Replacement Options in the Exchange Offer. No changes will be made to the terms of your current stock options if you decline to participate. If you decide not to surrender your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

Q16	How should I decide whether to exchange my Eligible Options for Replacement Options?

The Company is providing as much information as possible to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors.  No one from the Company is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q17	How do I find out how many Eligible Options I have and what their exercise prices are?

Your Eligible Options, if any, and the associated exercise price for each such Eligible Option is included in the election form included in the materials mailed to you along with this Offer to Exchange document.

Q18	What if I am on an authorized leave of absence?

Any Eligible Employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your Eligible Options and you are on an authorized leave of absence on the date this Exchange Offer expires, you will be entitled to receive Replacement Options on that date as long as all other eligibility requirements are still met.

Q19	Will I owe taxes if I participate in the Exchange Offer?

Generally, the exchange of eligible options is treated as a non-taxable exchange, and no income should be recognized upon the grant of the Replacement Options for U.S. federal income tax purposes.  You should consult your personal tax advisor for additional information about your personal tax situation.

See Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q20	What happens if, after the grant date of the Replacement Options, my Replacement Options end up being underwater again?

The Exchange Offer is a one-time opportunity and is not expected to be offered again. We can provide no assurance as to the price of our common stock at any time in the future.

Q21	What happens if I choose not to surrender my Eligible Options or they are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on your Eligible Options if you choose not to surrender your Eligible Options or if Eligible Options that you surrender are not accepted for exchange in the Exchange Offer.

Q22	If I surrender my Eligible Options in the Exchange Offer, will I be required to give up all of my rights under the surrendered Eligible Options?

Yes. If you surrender your Eligible Options, on the expiration of the Exchange Offer, your Eligible Options will be cancelled, and you will no longer have any rights under your Eligible Options.

Q23	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer is scheduled to expire at 5:30 p.m., Eastern Time, on March 23, 2011. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the grant date of the Replacement Options will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q24	How do I participate in the Exchange Offer?

If you are an Eligible Employee and you wish to surrender your Eligible Options for exchange in the Exchange Offer, you must notify Patti Rooney, Manager, Corporate Support & Human Resources, of your election to exchange your Eligible Options before the Exchange Offer expires by completing the election form included in the materials mailed to you with this Offer to Exchange document and delivering the complete election form including Schedule A to Patti Rooney’s attention at Smart Balance, Inc. 115 West Century Road, Suite 260, Paramus, New Jersey 07652 according to the instructions contained in the materials.  Such election form must be received by Patti Rooney before the expiration deadline of 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended).

You do not need to return your award agreement(s) relating to any surrendered Eligible Options, as they will be cancelled automatically if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered surrendered until Patti Rooney receives your properly submitted election form. Your properly submitted election form must be received before 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by Patti Rooney by the deadline.

We reserve the right to reject any or all surrenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered Eligible Options on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended).

See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q25	When and how can I withdraw previously surrendered Eligible Options?

If you elect to surrender your Eligible Options and later change your mind, you may withdraw your surrendered Eligible Options by notifying Patti Rooney  of your election to withdraw such options before the Exchange Offer expires by completing the withdrawal form included in the materials mailed to you with this Offer to Exchange document and delivering it to Patti Rooney’s attention at Smart Balance, Inc., 115 West Century Road, Suite 260, Paramus, New Jersey 07652 according to the instructions contained in the materials.  Such withdrawal form must be received by Patti Rooney before the expiration deadline of 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended).

Once you have withdrawn your Eligible Options, you may again surrender such options only by following the procedures for properly surrendering your Eligible Options as discussed in Question 24.

If you miss the deadline for notifying Patti Rooney of your withdrawal election but remain an Eligible Employee, your previously surrendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer.

See Section 4, Withdrawal Rights, for more information.

Q26	How will I know if my election form or my withdrawal form has been received?

Patti Rooney will mail you confirmation of receipt of your election form or withdrawal form shortly after it is received. However, it is your responsibility to ensure that Patti Rooney receives your election form or withdrawal form, as applicable, prior to the expiration of the Exchange Offer.

Q27	What will happen if I do not submit my election form by the deadline?

If Patti Rooney does not receive your election to surrender your Eligible Options for exchange before the Exchange Offer expires, then your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

Q28	What if I have questions regarding the Exchange Offer, or if I need additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

If you have any questions about the Exchange Offer or have requests for assistance (including requests for additional copies of this Exchange Offer document, the election form, the withdrawal form or other documents relating to the Exchange Offer), you may contact Patti Rooney at 201-421-3933 or by email at prooney@smartbalance.com.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange your Eligible Options for Replacement Options in the Exchange Offer and your employment with us terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options.

If you elect to participate in the Exchange Offer, the Replacement Options will have a new four-year vesting schedule, such that 25% of the Replacement Options will vest each year on the anniversary of the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) so long as you remain employed on such vesting date. Generally, if your employment with us terminates (other than due to death or Disability), your Replacement Options will cease vesting, and any unvested portion of your Replacement Options will be cancelled as of your separation date. Accordingly, if you exchange your Eligible Options for Replacement Options in the Exchange Offer and your employment with us terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options even if all or a portion of your Eligible Options surrendered in the Exchange Offer were vested at the time of the exchange. In addition, each Replacement Option will continue to vest upon death, Disability, or a Change in Control under the terms of the Stock Plan and your new award agreement.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of the Company or any subsidiary of the Company. The terms of your employment with us remain “at will” and unchanged.

If the price of our common stock increases over time, the value of the Replacement Options that you receive in the Exchange Offer may ultimately be less than the value of the Eligible Options that you surrendered in the exchange.

We have designed the Exchange Offer to make the granting of the Replacement Options approximately accounting expense neutral to the Company. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the Replacement Options being approximately equal to the fair value of the Eligible Options being surrendered for exchange (based on valuation assumptions made when the offer to exchange commences). As a result, you will be issued a fewer number of Replacement Options than the number of your Eligible Options you surrender for exchange.

Because you will receive a fewer number of Replacement Options in the Exchange Offer than the number of your Eligible Options you surrender for exchange, it is possible that, at some point in the future, your surrendered Eligible Options would have been economically more valuable than the Replacement Options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you hold 5,000 Eligible Options which have an exercise price of $9.85 per share and you successfully surrender these Eligible Options for exchange.  Based on the 1.9908 to 1 exchange ratio, you would receive 2,512 Replacement Options. Assume the exercise price of these Replacement Options is $5.00 per share, and five years after the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) the price of our common stock had increased to $16.00 per share. Under this example, if you had kept your surrendered Eligible Options, exercised all of those Eligible Options and sold all 5,000 of the shares you received upon exercise at $16.00 per share, you would have realized a pre-tax gain of $30,750 (i.e., 5,000 options multiplied by the $6.15 difference between the $16.00 market price and the $9.85 exercise price), but if you exchanged your Eligible Options for Replacement Options, exercised all of the Replacement Options and sold the 2,512 shares you received upon exercise of the Replacement Options, you would only realize a pre-tax gain of $27,632 (i.e., 2,512 options multiplied by a $11.00 difference between the $16.00 market price and the $5.00 exercise price).

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed (or will file prior to the expiration of this Exchange Offer, as applicable and including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010) with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at www.smartbalance.com/investor/sec-filings. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

FEBRUARY 18, 2011

Section 1. Eligible Options; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to Eligible Employees to exchange all of their Eligible Options that are properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Options, and not validly withdrawn pursuant to Section 4, Withdrawal Right, before the expiration of the Exchange Offer for Replacement Options with an exercise price equal to the closing price of our common stock on the date the Exchange Offer expires as reported by the NASDAQ Global Select Market.

“Eligible Employees” are those employees of the Company or our subsidiary on February 18, 2011, the date this Exchange Offer commenced, who remain employed through the date this Exchange Offer expires, which is expected to be March 23, 2011, are eligible to participate in the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Stock Plan”), and are not an executive officer of the Company or a member of our board of directors.

“Eligible Options” are those stock options granted under either the Stock Plan or the Amended and Restated Smart Balance, Inc. Inducement Plan (the “Inducement Plan”) (a) with an exercise price greater than or equal to $6.90, which is the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer), and (b) that were granted on or prior to December 30, 2008. References to dollars (“$”) are to United States dollars.

“Replacement Options” are those stock options granted under the Stock Plan pursuant to a new award agreement in exchange for properly surrendered Eligible Options on the date the Exchange Offer expires.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

Participation in the Exchange Offer is completely voluntary. If you are an Eligible Employee and you choose to participate, you must exchange all of your Eligible Options and cannot decide to participate on a grant-by-grant basis. Eligible Options properly surrendered in the Exchange Offer will be cancelled on the day that the Exchange Offer expires (currently expected to be March 23, 2011) and the Replacement Options will be granted as of the same day. If you choose not to surrender in the Exchange Offer all of your Eligible Options, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option plans and award agreements under which they were originally granted.

You will not be eligible to surrender Eligible Options or receive Replacement Options if you cease to be an Eligible Employee for any reason prior to the date the Exchange Offer expires, including as a result of a termination of your employment by reason of retirement, disability or death.  If you are on an authorized leave of absence and are otherwise an Eligible Employee, you will be eligible to surrender Eligible Options for exchange in the Exchange Offer. If you surrender your eligible options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the date the Exchange Offer expires, you will be entitled to receive Replacement Options on that date as long as you are otherwise eligible to participate in the Stock Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

If you are an Eligible Employee who surrenders all of your Eligible Options for exchange in this Exchange Offer, and if we accept your surrendered Eligible Options, you will receive Replacement Options that will have substantially the same terms and conditions as your Eligible Options, except that:

•
You will receive for your Eligible Options a fewer number of Replacement Options. The number of Replacement Options you will receive for your Eligible Options will be determined using an exchange ratio designed to result in the fair value, using standard valuation techniques, of the Replacement Options being approximately equal to the fair value of your Eligible Options.

•
The exercise price per share for all the Replacement Options will be equal to the closing price of our common stock on the date the Replacement Options are granted (i.e., the last day of the Exchange Offer) as reported on the NASDAQ Global Select Market. The Company anticipates that the exercise price for the Replacement Options will be lower than the exercise price of the Eligible Options that will be surrendered for exchange.

•
All Replacement Options issued in exchange for your Eligible Options will be subject to a four-year vesting period, even if all or a portion of your Eligible Options is already vested. Under this vesting schedule, 25% of the Replacement Options will vest each year on the anniversary of the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) so long as you remain employed on such vesting date. In addition, each Replacement Option will continue to vest upon death, Disability, or a Change in Control under the terms of the Stock Plan and the new award agreement.

•
Each Replacement Option will have the same remaining term as the Eligible Option for which it is exchanged. Each Eligible Option had a term of ten years from the date of grant. Each Replacement Option will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such Replacement Option expires earlier upon a termination of employment.

•	The Replacement Options will be subject to the terms and conditions of the Stock Plan and your new award agreement.

The number of Replacement Options that you receive will depend on the exercise price(s) of your Eligible Options and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your eligible stock option grants separately, which means that if you received more than one stock option grant, provided each grant is eligible for participation in the Exchange Offer, such grants may be subject to different exchange ratios.

		Remaining	Eligbile Options	Exercise	Exchange Ratio
Stock Option Type	Grant Date	Term	Outstanding	Price	(Eligible to Replacement Options)
Time-Vested Stock Options	5/21/2007	6.27	240,000	$9.85	1.9908 to 1
	6/7/2007	6.31	165,000	$10.19	2.0476 to 1
	7/2/2007	6.38	57,500	$10.00	1.9917 to 1
	7/16/2007	6.42	50,000	$9.90	1.9626 to 1
	8/1/2007	6.46	25,000	$9.75	1.9240 to 1
	8/14/2007	6.50	50,000	$9.00	1.7775 to 1
	8/27/2007	6.53	50,000	$9.50	1.8614 to 1
	8/29/2007	6.54	25,000	$9.35	1.8328 to 1
	9/4/2007	6.55	57,500	$9.46	1.8499 to 1
	11/19/2007	6.76	12,500	$11.52	2.1791 to 1
	12/3/2007	6.80	62,500	$12.28	2.3109 to 1
	12/17/2007	6.84	25,000	$11.51	2.1546 to 1
	1/2/2008	6.88	12,500	$11.01	2.0528 to 1
	1/7/2008	6.89	62,500	$9.58	1.8026 to 1
	1/21/2008	6.93	62,500	$9.66	1.8085 to 1
	3/3/2008	7.05	37,500	$7.99	1.5248 to 1
	4/1/2008	7.13	350,000	$8.31	1.5634 to 1
	4/16/2008	7.17	25,000	$7.75	1.4752 to 1
	10/21/2008	7.68	25,000	$6.95	1.3194 to 1
	10/31/2008	7.71	50,000	$7.16	1.3444 to 1
Price-Vested Stock Options @ $16.75	5/21/2007	6.27	62,500	$9.85	1.8008 to 1
	6/7/2007	6.31	82,500	$10.19	1.8493 to 1
	7/2/2007	6.38	25,000	$10.00	1.8184 to 1
	7/16/2007	6.42	25,000	$9.90	1.7812 to 1
	8/27/2007	6.53	25,000	$9.50	1.6945 to 1
	8/29/2007	6.54	12,500	$9.35	1.6829 to 1
	9/4/2007	6.55	25,000	$9.46	1.6786 to 1
	12/3/2007	6.80	31,250	$12.28	2.3340 to 1
	1/2/2008	6.88	6,250	$11.01	1.9866 to 1
	1/7/2008	6.89	31,250	$9.58	1.6924 to 1
	1/21/2008	6.93	31,250	$9.66	1.6809 to 1
	3/3/2008	7.05	18,750	$7.99	1.4202 to 1
	4/1/2008	7.13	175,000	$8.31	1.4547 to 1
	10/31/2008	7.71	25,000	$7.16	1.2748 to 1
Price-Vested Stock Options @ $20.25	5/21/2007	6.27	62,500	$9.85	1.7599 to 1
	6/7/2007	6.31	82,500	$10.19	1.7632 to 1
	7/2/2007	6.38	25,000	$10.00	1.7395 to 1
	7/16/2007	6.42	25,000	$9.90	1.7137 to 1
	8/27/2007	6.53	25,000	$9.50	1.6517 to 1
	8/29/2007	6.54	12,500	$9.35	1.6160 to 1
	9/4/2007	6.55	25,000	$9.46	1.6481 to 1
	12/3/2007	6.80	31,250	$12.28	2.0206 to 1
	1/2/2008	6.88	6,250	$11.01	1.8158 to 1
	1/7/2008	6.89	31,250	$9.58	1.6186 to 1
	1/21/2008	6.93	31,250	$9.66	1.5988 to 1
	3/3/2008	7.05	18,750	$7.99	1.4253 to 1
	4/1/2008	7.13	175,000	$8.31	1.4763 to 1
	10/31/2008	7.71	25,000	$7.16	1.2842 to 1

 Note: Exchange ratios are rounded to the fourth decimal for disclosure purposes only. The resulting number of Replacement Options are rounded to the nearest whole number.
A list of your Eligible Options and the exercise prices of such options is also included in the election form included in the materials mailed to you along with this Offer to Exchange document.

The Exchange Offer is scheduled to expire at 5:30 p.m., Eastern Time, on March 23, 2011, unless extended, in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of the Company or any subsidiary of the Company. The terms of your employment with us remain “at will” and unchanged.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 2.  Purpose of the Exchange Offer

The Company believes that providing employees (other than executive officers and directors) with an opportunity to increase their ownership of common stock in the Company will better align their interests with those of our stockholders, promoting the long-term growth and financial success of the Company. However, due to the significant decline of our stock price as the result of the recent global financial and economic crisis and other reasons, many of which were beyond management’s control, nearly 100% of our outstanding stock options are underwater. Moreover, a substantial number of our outstanding options also have additional vesting conditions tied to achieving a stock price of $16.75 and $20.25. Accordingly, many employees believe their options are of little or no value. Our board of directors and the compensation committee of our board of directors have determined that, because they are significantly underwater, for many of our employees, their stock options are ineffective at providing the incentives and the retention value that our board of directors and the compensation committee of our board of directors believe are necessary to motivate our employees to remain with the Company and increase long-term stockholder value. The Company is offering this exchange because we want to restore the important retentive and incentive value of our stock options.

As noted in our recent proxy statements, the compensation committee has been reviewing the possibility of conducting a stock option exchange program since late 2008 in order to determine how to better align the interest of our employees with those of our stockholders. At the time our equity incentive program was first implemented, the decision was made to front-load equity grants based upon a participant's employment commencement date. Thus, many of our outstanding stock options were granted in 2007 and 2008 when the Company hired many of its employees and are now deeply underwater. The trading price of our Company’s common stock was $4.15 as of February 15, 2011 while the weighted average exercise price of outstanding options held by our employees who are not executive officers or directors is $9.35. Although the compensation committee and the board of directors continue to believe that stock options are an important component of our employees’ total compensation, our compensation committee has determined that the most underwater stock options currently have little or no incentive or retention value because many of our employees view existing options as having little or no value due to the difference between the exercise prices of such options and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and the retention value that our compensation committee and our board of directors believe are necessary to motivate our employees to increase long-term stockholder value. While delivering little or no incentive or retention value, these stock options remain outstanding and continue to dilute stockholders’ interests for up to their full remaining terms although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price. Also, there will be no opportunity to recapture value from the associated compensation expense, unless they are surrendered or cancelled.

In addition, two specific events occurred in late 2007 and early 2008 that negatively impacted our stock price. First, on October 30, 2007, we called for redemption of all of our outstanding public warrants to purchase common stock. As a result of the call for redemption of our public warrants, our then outstanding public warrants were exercised for approximately 12.8 million newly-issued shares of common stock. Second, on January 3, 2008, we forced the conversion of all of the outstanding Series A Convertible Preferred Stock into approximately 1.27 newly-issued shares of common stock for each of our 15.4 million then-outstanding shares of Series A Convertible Preferred Stock. The forced conversion resulted in an increase in the total number of shares of common stock outstanding by approximately 20 million shares. The outstanding stock option awards granted prior to this time were not adjusted to restore the value of such awards lost due to the impact of these two events.

Our board of directors has decided to exchange only those options granted on or prior to December 30, 2008 in part, to account for the effect of these two events. While the exact impact of these events cannot be determined with certainty, we believe they had a negative and long-lasting affect on the trading price of our Company’s common stock. In addition, our board of directors believes that utilizing a December 30, 2008 cutoff date results in a more stockholder friendly program by not exchanging options granted within the last two years, or with an exercise price that is less than the highest per share trading price for the 52-week period ended immediately prior to the start of the Exchange Offer. As of February 15, 2011, 2,597,500 of the 11,590,625 options outstanding under the Stock Plan and the Inducement Plan are eligible for exchange in the Exchange Offer. These Eligible Options have exercise prices between $6.95 and $12.28. Our stock price for this past year has ranged from $3.40 to $6.90.

In addition to providing key incentives to our employees, the Exchange Offer designed to benefit our stockholders by providing us better retentive tools due to the extended vesting terms of the options. Further, assuming full participation in the Exchange Offer, there would be reduction in our overhang of outstanding stock options of approximately 1.1 million shares. The actual reduction in our overhang could vary significantly and is dependent upon the actual level of participation in the Exchange Offer.

We believe that the Exchange Offer is important for the Company because it will permit us to:

•	Align stockholder and employee interests in building the long-term value of the Company;

•	Encourage retention of our employees by restoring perceived value to currently held equity awards;

•	Reduce the total number of our outstanding stock options, since a smaller number of options will be granted in exchange for the surrendered options;

•	Reset the vesting schedules; and

•	Restore value to the stock options from the compensation expense that we record in our financial statements with respect to certain Eligible Options.

Section 3.  Procedures for Surrendering Eligible Options

If you are an Eligible Employee and you wish to surrender your Eligible Options for exchange in the Exchange Offer, you must notify Patti Rooney, Manager, Corporate Support & Human Resources, of your election before the Exchange Offer expires at 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your Eligible Options for exchange at any time until the extended expiration date of the Exchange Offer.

If you wish to surrender your Eligible Options for exchange, you must surrender all of your Eligible Options. You will not be permitted to exchange your Eligible Options for Replacement Options on a grant-by-grant basis and no partial exchanges of a stock option grant will be permitted. If you attempt to exchange less than all of your outstanding Eligible Options, your election form will be rejected.

Proper Surrender of Eligible Options. If you wish to surrender your Eligible Options for exchange in the Exchange Offer, you must notify Patti Rooney of your election to exchange your Eligible Options before the Exchange Offer expires by completing and returning the election form included in the materials mailed to you with this Offer to Exchange document by delivering the complete form including the attached Schedule A to Patti Rooney’s attention at Smart Balance, Inc., 115 West Century Road, Suite 260, Paramus, New Jersey 07652 according to the instructions contained in the materials.  Such election form must be received by Patti Rooney before the expiration deadline of 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended). If you have any questions about the Exchange Offer or have requests for assistance (including requests for additional copies of this Exchange Offer document, the election form or other documents relating to the Exchange Offer, you may contact Patti Rooney at 201-421-3933 or by email at prooney@smartbalance.com.

Submissions by any other means will NOT be accepted.

You do not need to return your award agreement(s) relating to any surrendered Eligible Options, as they will be cancelled automatically if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered surrendered until Patti Rooney receives your properly submitted election form. Your properly submitted election form must be received before 5:30 p.m., Eastern Time on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by Patti Rooney by the deadline.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered Eligible Options. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Employee surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer deadline, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular Eligible Options or any particular Eligible Employee.

Our Acceptance Constitutes an Agreement.  Patti Rooney will mail you confirmation of our acceptance of your submission (or rejection, if applicable) shortly after your election form is received. We filed a form of this confirmation (and rejection) with the SEC.

Your surrender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered Eligible Options in accordance with Section 5, Acceptance of Eligible Options; Replacement Options. Our acceptance for exchange of Eligible Options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we will accept and cancel on the day that the Exchange Offer expires (currently expected to be March 23, 2011) all properly surrendered Eligible Options that have not been validly withdrawn, and we will grant the Replacement Options as of the same day. You will receive new award agreement(s) governing the terms of the Replacement Options granted to you, which will be delivered to you as soon as reasonably practicable following the expiration of the Exchange Offer for your review and signature. If the expiration date of the Exchange Offer is extended, then the cancellation date and the grant date of the Replacement Options will be similarly extended.

Section 4.  Withdrawal Rights

If you elect to surrender Eligible Options and later change your mind, you may withdraw your submission by notifying Patti Rooney of your election to withdraw such options before the Exchange Offer expires by completing the withdrawal form included in the materials mailed to you with this Offer to Exchange document and delivering it to Patti Rooney’s attention at Smart Balance, Inc., 115 West Century Road, Suite 260, Paramus, New Jersey 07652 according to the instructions contained in the materials.  Such withdrawal form must be received by Patti Rooney before the expiration deadline of 5:30 p.m., Eastern Time, on March 23, 2011 (or such later date as may apply if the Exchange Offer is extended)

Submissions by any other means will NOT be accepted.

Please note that, just as you may not surrender only part of your Eligible Options, you may also not withdraw your election with respect to only a portion of your Eligible Options. If you elect to withdraw your previously surrendered Eligible Options, you must withdraw with respect to all of your Eligible Options.

Patti Rooney will mail you confirmation of receipt of your withdrawal form (or rejection, if applicable) shortly after it is received. We filed a form of this confirmation (and rejection) with the SEC.

Your surrendered Eligible Options will not be considered withdrawn until Patti Rooney receives your properly submitted withdrawal election. If you miss the deadline for notifying Patti Rooney of your withdrawal election but remain an Eligible Employee, any previously surrendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that the election to withdraw is properly completed and received by Patti Rooney by the deadline.

Once you have withdrawn Eligible Options, you may again surrender your Eligible Options for exchange by following the procedures for properly surrendering Eligible Options as described in Section 3, Procedures for Surrendering Eligible Options, prior to the deadline noted above.

Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.  Acceptance of Eligible Options; Replacement Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 5:30 p.m., Eastern Time, on March 23, 2011. Once we have accepted your surrendered Eligible Options, those options will be cancelled and you will no longer have any rights under the surrendered Eligible Options. We expect to grant the Replacement Options on the date the Exchange Offer expires (expected to be March 23, 2011). You will receive new award agreement(s) governing the terms of the Replacement Options granted to you, which we will distribute promptly following the expiration date of the Exchange Offer for your review and signature. If the expiration date of the Exchange Offer is extended, then the cancellation date and grant date of the Replacement Options will be similarly extended.

If you have surrendered Eligible Options for exchange in the Exchange Offer and your employment with us terminates for any reason before the date the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Section 6.  Conditions of the Exchange Offer

We will not accept any Eligible Options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any Eligible Options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after February 18, 2011, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the Eligible Options surrendered pursuant to the Exchange Offer:

(a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal before any court, authority, agency or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered Eligible Options and the grant of Replacement Options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) There shall have been any action, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, could:

•
make the cancellation of surrendered Eligible Options and the grant of Replacement Options in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•
materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c) There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•
any material change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, would result in the Exchange Offer not having the intended compensatory purposes;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•
any change in either the Dow Jones Industrial Average, the NASDAQ Global Select Market or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on March 23, 2011;

(d) There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e) There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC after February 18, 2011;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 18, 2011 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f) There shall have occurred any change or changes in our business, financial condition, assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or would result in the Exchange Offer not having the intended compensatory purposes; or

(g) There shall have been enacted, enforced or deemed applicable to the Company any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with  respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an Eligible Employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.  Price Range of Our Common Stock

The Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “SMBL.” The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated.

	High	Low

Fiscal Year Ended December 31, 2008:
Fourth Quarter	$7.33	$4.89
Third Quarter	$7.84	$5.49
Second Quarter	$9.25	$6.90
First Quarter	$11.01	$5.21
Fiscal Year Ended December 31, 2009:
Fourth Quarter	$6.26	$4.85
Third Quarter	$6.87	$5.91
Second Quarter	$8.32	$6.22
First Quarter	$8.04	$5.45
Fiscal Year Ended December 31, 2010:
Fourth Quarter	$4.69	$3.40
Third Quarter	$4.34	$3.62
Second Quarter	$6.90	$3.91
First Quarter	$6.50	$5.01

On February 15, 2011, the closing price of our common stock as reported on the NASDAQ Global Select Market was $4.15 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your Eligible Options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

The Company has never paid any dividends on its common stock and does not currently anticipate paying a cash dividend in the near future.

Section 8.  Source and Amount of Consideration; Terms of Replacement Options

Consideration.  For Eligible Options that were granted under either the Stock Plan or the Inducement Plan, subject to the terms of the Exchange Offer, all Replacement Options granted in exchange for such Eligible Options will be issued under the Stock Plan. As of the commencement of the Exchange Offer, there were outstanding Eligible Options held by 31 Eligible Employees to purchase an aggregate of 2,597,500 shares of our common stock with a weighted average exercise price of $9.35 per share, all of which were issued under the Stock Plan and the Inducement Plan.

We have designed the Exchange Offer to make the granting of the Replacement Options approximately accounting expense neutral to the Company. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the Replacement Options being approximately equal to the fair value of the Eligible Options being surrendered for exchange. The exchange ratios used to determine the actual number of Replacement Options to be granted are based on the fair value of the Eligible Options (calculated based on a Black-Scholes option pricing model with respect to surrendered time-vested options and a Monte-Carlo simulation model with respect to the surrendered price-vested performance options). The calculation of fair value using both pricing models takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of Replacement Options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered Eligible Options they replace. See Section 1, Eligible Options; Eligible Employees; Expiration Date, for a table showing the exchange ratios for the Exchange Offer. However, because the exchange ratios have been established at the commencement of the Exchange Offer, some risk of incremental compensation expense does exist if there are fluctuations to our common stock price or any of the other inputs to the stock option valuation models between the commencement date and the expiration of the Exchange Offer. Any incremental expense will also be recognized over the vesting period of the Replacement Options.

Terms of Replacement Option Grants.  If we accept the surrender of your Eligible Options for exchange, then those Eligible Options will, upon the expiration of the Exchange Offer, be cancelled and replaced with Replacement Options granted that same day. The Replacement Options, which will be granted under the Stock Plan, will have a new exercise price per share equal to the closing price per share of our common stock on the grant date of the Replacement Options (i.e., the date the Exchange Offer expires) as reported on the NASDAQ Global Select Market. In addition, each Replacement Option will have a new four-year vesting schedule. Finally, the Replacement Options will be treated as nonqualified stock options for U.S. tax purposes. The Eligible Options surrendered for exchange will be cancelled, and all shares of common stock that were subject to the surrendered Eligible Options will not become available for future awards under the Stock Plan, other than in respect of the grants of Replacement Options in the Exchange Offer.

The total number of shares that may be issued pursuant to the Replacement Options granted in the Exchange Offer will depend on the rate of participation by Eligible Employees. Assuming all Eligible Options that were outstanding as of the commencement of the Exchange Offer are surrendered in the Exchange Offer, Replacement Options to purchase 1,518,546 shares would be granted in the exchange.

The terms and conditions of your Eligible Options are set forth in the award agreements and the option plans under which they were granted.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering Eligible Employees to receive any future grants of stock options, restricted stock units or other stock-based compensation. The Exchange Offer does not change the “at-will” nature of an Eligible Employee’s employment with us or any subsidiary of the Company, and an Eligible Employee’s employment may be terminated by us, by our subsidiary or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN “AT WILL” AND UNCHANGED.

Replacement Options will be granted under the Stock Plan. The following is a description of the principal features of the Stock Plan that apply to stock options granted under the Stock Plan. The description of the Stock Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the Stock Plan. The Stock Plan has been filed by the Company with the SEC as Exhibit (d)(1) to the Company’s Schedule TO on February 18, 2011. Upon request, we will provide you, without charge, with a copy of the Stock Plan. Please direct your requests to Patti Rooney at 201-421-3933 or by email at prooney@smartbalance.com.

Summary of the Stock Plan

The following is a brief description of certain important features of the Stock Plan, the full text of which is attached as Exhibit (d)(1). This summary does not purport to be complete and is qualified in its entirety by reference to Exhibit (d)(1).

General
The Stock Plan is intended to promote the long-term growth and financial success of the Company and to increase stockholder value by attracting and retaining officers and employees of the Company and its Affiliates (as defined in the Stock Plan). The Stock Plan provides for the granting of stock options, restricted stock, restricted stock units and stock awards to officers, directors, and full-time employees.

Administration
The Stock Plan is administered by the compensation committee or any subcommittee of the compensation committee of the board of directors of the Company, except to the extent the board of directors delegates its authority to another committee of the board, which we refer to as the administrator. All members of the compensation committee or, alternatively, any subcommittee of the compensation committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of section 162(m) of the Code.
The administrator has the authority to administer and interpret the Stock Plan, to determine the participants to whom awards will be granted under the Stock Plan and, subject to the terms of the Stock Plan, the type and size of each award, performance conditions, the terms and conditions of cancellation and forfeiture of awards and the other features applicable to each award or type of award. The administrator may modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the Stock Plan, including prohibitions against re-pricing and provisions designed to maintain compliance with the requirements of sections 162(m) and 409A of the Code, as well as other applicable laws and stock exchange rules.

Maximum
The Stock Plan provides that the maximum number of shares of our common stock that may be the subject of awards of stock options, restricted stock or restricted stock units granted to a participant in any calendar year may not exceed 3,000,000 shares.

Performance-Based Awards
In addition, the Stock Plan provides for grants of performance-based stock to participants that are employed at or above a level of Vice President, subject to certain terms and conditions as follows. The Stock Plan provides that the award letter with respect to such grants must specify the number of shares of performance-based stock to which it relates, the performance goals which must be satisfied in order for restrictions thereon to lapse, and the performance cycle within which such performance goals, must be satisfied. Performance goals must be based on one or more of the following criteria with respect to the Company or its business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales; net sales; product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of shares; basic earnings per share; diluted earnings per share; return on stockholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; and return on year-end equity.
Under the Stock Plan, the performance cycle, within which performance goals must be satisfied, must be at least one year and may not be greater than five years. Moreover, the performance goals with respect to a performance cycle must be established in writing by our compensation committee no later than ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain.

Under the Stock Plan, at the time of the granting of an award of performance-based restricted stock, or at any time thereafter, subject to certain restrictions, our compensation committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. Prior to the lapsing of any restrictions with respect to any award of performance-based restricted stock, the compensation committee must certify in writing that the applicable performance goal has been satisfied to the extent necessary for such award to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. An award of performance-based restricted stock may be reduced at any time before payment or lapsing of restrictions.

Eligibility
All “participants” in the Stock Plan, defined by the Stock Plan as permanent full-time employees (those employees working at least 32 hours a week) and directors of the Company and our affiliates, are eligible to receive awards under the Stock Plan. The Stock Plan does not allow for the grant of equity awards to consultants or other non-employees (other than directors) who provide services to the Company or our affiliates. Participation is discretionary, and awards are subject to approval by the administrator.

Shares Subject to the Stock Plan

An aggregate of 12,150,000 shares of our common stock are reserved for issuance under the Stock Plan. As of February 15, 2011, awards for 1,934,375 shares remained available for future issuance.

The administrator may adjust the maximum number of shares of common stock that may be issued under the Stock Plan in order to prevent dilution or enlargement of benefits available under the Stock Plan in connection with a recapitalization, stock split, merger, consolidation or similar corporate transaction. Additionally, shares used by a participant to exercise an option, and shares withheld by the Company to cover the withholding tax liability associated with the exercise of an option, are not counted toward the maximum number of shares that may be issued under the Stock Plan and, accordingly, will not reduce the number of shares that will be available for future awards.

Shares of common stock issued in connection with awards under the Stock Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the Stock Plan is forfeited, canceled, terminated or expires prior to the issuance of shares, the shares subject to the award may be available for future grants under the Stock Plan.

Types of Awards
To date, the Company has only granted stock option awards under the Stock Plan. However, the following types of awards may be granted under the Stock Plan:
•
Restricted Stock.  A restricted stock grant is an award of outstanding shares of our common stock that does not vest until after a specified period of time, or in the case of performance-based restricted stock as described above upon the satisfaction of other performance goals as, and which may be forfeited if the performance goals are not met. Restricted stock must have a restriction period of at least one year. No restricted stock has been awarded under the Stock Plan.

•
Stock Options.  An award of a stock option under the Stock Plan grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant. The exercise price may be paid by any of the means described below under “Payment of Exercise Price.”

The types of awards that may be granted under the Stock Plan described above are subject to the conditions, limitations, restrictions, vesting, forfeiture and provisions determined by the administrator, in its sole discretion, subject to such limitations as are provided in the Stock Plan. The number of shares subject to any award is also determined by the administrator, in its discretion, provided that the maximum number of shares that may be the subject of awards granted to a participant in any calendar year may not exceed 3,000,000. At the discretion of the administrator, awards may be made subject to or may vest on an accelerated basis upon the achievement of performance criteria set forth in the participant’s award agreement.

Payment of Exercise Price
The administrator may determine the method or methods for payment of the exercise price. The administrator may also provide that stock options can be net exercised; that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares.

Prohibition Against Re-pricing
The Stock Plan generally prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a re-pricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule), other than with this respect to this Exchange Offer.

Participant Termination Provisions
If a participant’s employment is terminated for cause, all awards previously granted, whether or not vested, are immediately forfeited retroactive to the date the participant first engaged in the conduct that was the basis for such termination. Upon terminations other than due to cause, death, or disability, unless the award agreement provides otherwise, all non-vested awards are forfeited and the participant has 90 days to exercise all vested options. If a participant dies or becomes disabled, all non-vested options immediately vest and the participant has one year to exercise all options. In addition, awards of performance-based restricted stock may not be accelerated where a participant ceases to be an officer or employee due to any reason other than death, disability, or upon a change of control.

Change of Control
Unless an award agreement provides otherwise, upon a change of control, all unvested options will vest, all restrictions on restricted stock will lapse, and all restricted stock units will vest and be converted into Shares.

Non-Transferability
By its terms, an award granted under the Stock Plan is not transferable other than (i) by will or the laws of descent and distribution or (ii) until the option has been exercised or the limitations under a restricted stock or restricted stock unit have lapsed.

Amendment and Termination
The Stock Plan will terminate on May 21, 2017. The Stock Plan may be amended or terminated by the board at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading), may become effective without stockholder approval. In addition, stockholder approval is required for any amendment to the re-pricing provisions and any decrease in the one-year restriction period for restricted stock and restricted stock units. Finally, the authorized number of shares of common stock reserved for issuance under the Stock Plan may not be increased without stockholder approval.

Certain United States Federal Income Tax Consequences
The following is a brief summary of the principal United States federal income tax consequences of transactions under the Stock Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock Grants
A participant generally will not be taxed at the time a restricted stock grant is awarded, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award that are then vesting. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If an award with respect to which a participant has made such an election under Section 83(b) is subsequently cancelled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to a stock grant award.

Non-Qualified Stock Options
Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the option exercise price. The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss.

Stock-Based Awards
A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to such a stock award. Other rules apply with regard to other forms of stock-based awards.

Withholding
The Company retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Stock Plan.

Certain Limitations on Deductibility of Executive Compensation
With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to certain executives to $1 million per executive per taxable year unless the compensation in excess of $1 million is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). As described in greater detail above, the Stock Plan is designed so that stock options and performance-based restricted stock should constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Treatment of “Excess Parachute Payments”
The accelerated vesting of awards under the Stock Plan upon a change of control of the Company could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. The Company would not be able to deduct the excess parachute payments made to a participant.

Additional Taxes to Participants
Under regulations issued under Section 409A of the Code, if awards under the Stock Plan are neither exempt from section 409A nor compliant with section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the plan are intended either to be exempt or compliant with Section 409A of the Code.

Section 9.	Information Concerning Us; Financial Information

Information Concerning Us.  Smart Balance, Inc. was incorporated in Delaware on May 31, 2005 under the name Boulder Specialty Brands, Inc. in order to serve as a vehicle for the acquisition of a then unidentified operating business and/or brand in the consumer food and beverage industry.  On May 21, 2007, the Company completed a merger with GFA Brands, Inc. (“GFA”), which owned and marketed the Smart Balance ® line of products, among others.  GFA became a wholly-owned subsidiary of the Company.

We are a consumer food products company that competes primarily in the retail branded food products industry and focuses on providing value-added, functional food products to consumers. Functional food is defined as a food or a food ingredient that has been shown to affect specific functions or systems in the body and may play an important role in disease prevention. We market buttery spreads, popcorn, peanut butter, cooking oil, mayonnaise, milk, and other products primarily under the Smart Balance® trademark. In the natural food channel, we sell similar natural and organic products under the Earth Balance® trademark. Our trademarks are of material importance to our business and are protected by registration or other means in the United States and a number of international markets.  Our buttery spreads business, marketed under Smart Balance®, Earth Balance®, SmartBeat®, Bestlife™ and Nucoa®, is by far our most developed product group and accounted for approximately 71.5% of sales for the nine months ended September 30, 2010.  Our products are sold throughout the U.S.  A majority of our products are sold through supermarket chains and food wholesalers.

Financial Information.  We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The selected consolidated statements of earnings data for the fiscal quarters ended September 30, 2010 and September 30, 2009 and the selected consolidated balance sheet data as of September 30, 2010 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in millions, except per share data):

	Fiscal Year Ended		Nine Months Ended		Nine Months Ended
	December 31,	December 31,	September 30,		September 30,
	2009	2008	2010		2009

Consolidated Statements of Earnings:
Total net revenues	$239.5	221.9	179.2		180.6
Operating income	$11.8	5.7	(119.6)		9.2
Earnings before income taxes	$4.8	(10.5)	(122.5)		5.0
Net earnings	$3.5	(6.9)	(128.5	) *	3.4
Net earnings per common share
Basic	$0.06	(0.11)	(2.07)		0.05
Diluted	$0.06	(0.11)	(2.07)		0.05
Weighted average shares outstanding
Basic	62,630,683	62,523,742	62,076,439		62,630,683
Diluted	62,703,434	62,523,742	62,076,439		62,741,513

	As of		As of
	December 31,	December 31,	September 30,
	2009	2008	2010

Consolidated Balance Sheet
Total current assets	$31.4	32.2	41.2
Total assets	$565.1	568.5	442.7
Total current liabilities	$28.1	26.0	28.2
Total liabilities	$124.1	147.1	129.0	*
Total stockholder’s equity	$441.0	421.5	313.7

* During the fourth quarter of 2010, the Company determined that its deferred tax assets were overstated in the second quarter of 2010.  This overstatement related to non-qualified stock options that were forfeited, the effect of which was not taken into account when determining income tax expense for the quarter.  As a result of the Company’s evaluation of this error under the Security and Exchange Commission’s Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), the Company determined that this error was material in relation to the current quarter results, but not material to the three and six months ended June 30, 2010 or to three and nine months ended September 30, 2010.  In evaluating materiality and determining the appropriateness of applying SAB 108 to this error, the Company considered materiality both qualitatively and quantitatively as prescribed by the SEC’s Staff Accounting Bulletin No. 99.
The impact on the Consolidated Balance Sheet as of June 30, 2010 was a reduction of the deferred tax asset of $(3,097) and a corresponding increase to deferred income tax expense.  Net loss per share increased by $(0.05) per share for the quarter due to this adjustment.

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period.

	As of	As of	As of
	December 31,	December 31,	September 30,
	2009	2008	2010

Ratio of earnings to fixed charges	.78	(.67)	(44.86)

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated September 30, 2010 was $5.16.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 30, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and our other filings made with the SEC. We recommend that you review the materials that we have filed (or will file prior the expiration of this Exchange Offer, as applicable) with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Certain Limitations on Deductibility of Executive Compensation
With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to certain executives to $1 million per executive per taxable year unless the compensation in excess of $1 million is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). As described in greater detail above, the Stock Plan is designed so that stock options and performance-based restricted stock should constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Treatment of “Excess Parachute Payments”
The accelerated vesting of awards under the Stock Plan upon a change of control of the Company could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. The Company would not be able to deduct the excess parachute payments made to a participant.

Additional Taxes to Participants
Under regulations issued under Section 409A of the Code, if awards under the Stock Plan are neither exempt from section 409A nor compliant with section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the plan are intended either to be exempt or compliant with Section 409A of the Code.

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our board of directors and our executive officers, and their respective positions and offices as of February 15, 2011, are set forth in the following table (the address of each of the persons set forth below is 115 West Century Road, Suite 260 Paramus, New Jersey 07652):

Name	Age	Title
Stephen B. Hughes	56	Chairman of the Board, Chief Executive Officer and Director
Alan S. Gever	56	Executive Vice President and Chief Financial Officer
Norman Matar	57	Executive Vice President, General Counsel and Corporate Secretary
Peter Dray	56	Executive Vice President of Operations and Product Development
Terrence Schulke	56	Executive Vice President/General Manager, Commercial Operations
Robert J. Gillespie	69	Director
William E. Hooper	74	Director
Gerald J. Laber	67	Director
James B. Leighton	55	Director
James E. Lewis	62	Director
Robert F. McCarthy	61	Director
Michael R. O’Brien	68	Director

As of February 15, 2011, our current executive officers and members of our board of directors as a group beneficially owned 5,760,000 outstanding options under our equity plans, which represented approximately 49.7% of options outstanding under such plans as of that date. Our executive officers and members of our board of directors are not eligible to participate in the Exchange Offer. The following table shows the holdings of options to purchase our common stock as of February 15, 2011 by each director and each executive officer is:

Address of Beneficial Owner	Aggregate Number of Stock Options Beneficial Owned	Percentage of Total Outstanding Stock Options
Stephen B. Hughes	1,500,000	12.9%
Alan S. Gever	750,000	6.5%
Norman Matar	750,000	6.5%
Peter Dray	750,000	6.5%
Terrence Schulke	750,000	6.5%
Robert J. Gillespie	135,000	1.2%
William E. Hooper	450,000	3.9%
Gerald J. Laber	135,000	1.2%
James B. Leighton	135,000	1.2%
James E. Lewis	135,000	1.2%
Robert F. McCarthy	135,000	1.2%
Michael R. O’Brien	135,000	1.2%
All directors and executive officers as a group (12 individuals)	5,760,000	49.7%

The percentages in the table above are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 11,590,625 as of February 15, 2011.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except that Mr. Hughes has pledged 926,000 shares as security for a loan. Neither we nor, to the best of our knowledge, any member of our board of directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving our stock options or our common stock during the past 60 days, other than the purchase of 2,000 shares of our common stock by each of Peter Dray and Norman Matar on December 29, 2010.

Section 11.	Status of Eligible Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Eligible Options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered Eligible Options will not become available for future awards under the Stock Plan, other than with respect to the grants of Replacement Options in the Exchange Offer.  Surrendered Eligible Options will not become available for future awards under the Inducement Plan. The Exchange Offer does not impact the number of shares available in the option pool. Options available to be granted can change over time due to employee terminations, new hires, promotions, and other events.

Under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Options, as well as the incremental compensation cost, if any, of the Replacement Options granted in the Exchange Offer, ratably over the vesting period of the Replacement Option grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option grant granted to employees in exchange for surrendered Eligible Options, measured as of the date the Replacement Options are granted, over the fair value of the surrendered Eligible Options in exchange for the Replacement Option grants, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered Eligible Options being approximately equal to the expected fair value of the Replacement Options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer. However, because the exchange ratios have been established at the commencement of the Exchange Offer, some risk of incremental compensation expense does exist if there are fluctuations to our common stock price or any of the other inputs to the stock option valuation models between the commencement date and the expiration of the Exchange Offer. Any incremental expense will also be recognized over the vesting period of the Replacement Options. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited Replacement Options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered Eligible Options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense, if any, that may result from the Exchange Offer.

Section 12.	Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Replacement Options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Replacement Options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered Eligible Options for exchange and to issue Replacement Options would be subject to obtaining any required governmental approval.

Section 13.	Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences.  The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to the Company and to Eligible Employees who are U.S. citizens or residents for U.S. federal income tax purposes. The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of Eligible Options for Replacement Options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our Eligible Employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

All Replacement Options granted pursuant to the Exchange Offer will be nonqualified stock options. Upon exercise of the Replacement Options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The Replacement Options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a Replacement Option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise, subject to the limitations imposed by the Internal Revenue Code. We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS IS NOT INTENDED AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS, (B) THIS OFFER TO EXCHANGE DOCUMENT AND THE RELATED DOCUMENTS WERE WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE OFFER TO EXCHANGE AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Section 14.  Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options surrendered to us by disseminating notice of the extension to Eligible Employees by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00a.m., Eastern Time, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the grant date of the Replacement Options will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to Eligible Employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

(a) We increase or decrease the amount of consideration offered for the Eligible Options; or

(b) We increase or decrease the number of Eligible Options that may be surrendered in the Exchange Offer.

Section 15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.	Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your Eligible Options for exchange:

(a) Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 10, 2009;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the SEC on November 4, 2010;

(c) Our definitive Proxy Statement for our 2010 special meeting of stockholders, filed with the SEC on December 27, 2010;

(d) The description of our common stock included in Amendment No. 2 to the Company’s Registration Statement on Form 8-A filed with the SEC on July 31, 2007 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(e) Our future filings prior to the expiration of this Exchange Offer, as applicable.

The SEC file number for our current and periodic reports is 001-33595. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov or on our Investor Relations website at www.smartbalance.com/investor/sec-filings. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Patti Rooney at 201-421-3933 or email at prooney@smartbalance.com.

The information relating to the Company in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.  WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMEBER 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Smart Balance, Inc.
February 18, 2011